EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces Record
2005 Financial Results
•	2005 Net Income of $146 Million or $4.71 Per Diluted Share Up 231 Percent

•	Income From Continuing Operations of $3.36 Per Diluted Share, Up 173 Percent

•	Full-Year Consolidated Revenue Up 102 Percent

•	Total Homebuilding Sales Up 133 Percent

•	Board Authorizes Additional One Million Share Repurchase Plan

•	Company Announces $0.10 Per Share Dividend

•	2006 Guidance of $3.70 to $4.20 Income From Continuing Operations Per Diluted Share

NEW YORK CITY, March 15, 2006 — Tarragon Corporation (Nasdaq: TARR), a leading urban homebuilder specializing in the development and marketing of high-density residential communities, today announced record financial results for the year ended December 31, 2005.

     Tarragon also announced an annual dividend of $0.10 per share, payable on May 1, 2006 to shareholders of record as of the close of business on April 10, 2006, and a one million share increase in share repurchase authorization.
     Consolidated revenue for the full year 2005 was $571.9 million, up 102% from $282.9 million in 2004. Substantially all of the revenue increase was due to very strong homebuilding sales, which for the year totaled $504.7 million, up 129% from $220.5 million in 2004. Homebuilding sales, including revenue from unconsolidated properties, were $735.5 million in 2005, up 133% from $315.5 million in 2004.
     Net income for 2005 was $145.8 million, or $4.71 per diluted share, compared to $44.7 million, or $1.65 per diluted share, in 2004.
     “Tarragon has posted a record year with these solid financial results,” said Chairman and CEO William S. Friedman. “Our focused growth strategy is gaining traction and we expect to continue that momentum in 2006, even as the unprecedented growth rates that our industry has enjoyed in the past few years begin to moderate. We continue to strengthen our balance sheet and take steps to allow investors to participate in our growth, including declaring a dividend and repurchasing shares in the market. We believe that the long-term industry fundamentals remain very strong, especially in our urban markets.”
     During 2005 we executed a record 3,899 new orders worth $963 million, up 178% over 1,404 new orders worth $360 million, in 2004. Tarragon delivered 3,343 homes in 2005 at an average price of $268,000, excluding lots, resulting in sales of $878 million compared to 942 home deliveries in 2004 at an average price of $259,000, excluding lots, or $215 million in total sales. For the fourth quarter ended December 31, 2005, 527 new orders were executed worth $138.8 million up from 513 new orders during the same period last year worth $129.7 million. Home deliveries in the fourth quarter of 2005 totaled 949 worth $251 million compared to 526 home deliveries during the same period last year worth $144.6 million. As a result of the strong sales activity, the Company’s non-cancelable contractual backlog rose 25% to $427.3 million, compared to the year earlier figure of $342.7 million.

     Mr. Friedman commented, “While overall buyer traffic at our developments remains robust, some of our markets are returning to historically normal levels of housing sales activity. We have, for example, noted a marked slowdown in certain investor-driven West Coast Florida markets, but elsewhere in Florida the level of activity is only low compared to the unusually high levels of last year. Our guidance for 2006 assumes continued sluggishness in these West Coast Florida communities and moderate sales levels, in line with historical norms for the remainder of the market. In the Northeast, where we are opening sales offices for three new communities in the next month, pricing is stable, traffic is high and we are not anticipating a comparable slowdown in sales levels.”
Active Projects
     Tarragon’s active projects (including backlog) totaled more than 8,000 homes in 46 communities representing over $2.3 billion as of December 31, 2005, up from 4,352 homes in 28 communities representing $1.4 billion in projected revenue at December 31, 2004. The $2.3 billion of active projects as of December 31, 2005 is comprised of 47 percent condominium conversions, 35 percent mid and high-rise buildings, 14 percent traditional townhomes and 4 percent land development. These projects are expected to generate gross margins of 22 percent, 25 to 30 percent, 18 percent, and 41 percent, respectively — overall the average gross margin is projected at 24.5 percent. Tarragon’s weighted-average ownership interest in the active communities is 85 percent.
Development Pipeline
     The Company’s homebuilding pipeline at year-end 2005, which includes sites owned or controlled by the Company not yet in active developments, grew to more than 8,800 homes in 30 communities — more than double year-end 2004 levels. The Company added 11 projects to its homebuilding pipeline in the fourth quarter of 2005, representing an additional 2,500 homes. Based on estimated potential revenue, 15 percent of the development pipeline is from condominium conversions, 71 percent from mid and high-rise development and 14 percent from traditional townhouse communities. Tarragon has a 79 percent weighted-average ownership interest in the development pipeline.

Capital Redeployment Program
     During 2005, pursuant to the capital redeployment program announced in March, the Company disposed of most of its investment real estate in order to concentrate its capital on homebuilding activities, generating $129 million in net cash proceeds and $121 million in pre-tax income, while eliminating $249 million in consolidated debt. As a result of these transactions, the record homebuilding profits achieved in 2005 and the conversion to common stock of $56.25 million of convertible notes the Company increased its stockholders’ equity by nearly $200 million to $350.5 million, from the year-end 2004 level of $151.7 million. In 2006 Tarragon anticipates completing the capital redeployment program by selling off the remainder of its held for sale assets and monetizing additional equity in its Ansonia partnership.
2006 Guidance
     The Company is issuing full-year 2006 earnings guidance of $3.70 to $4.20 in Income from Continuing Operations per diluted share. The Company anticipates additional income from the completion of the capital redeployment program.
Results Conference Call
     A conference call to discuss the results for the fourth quarter and year ended December 31, 2005, will take place on March 15, at 10:30 a.m. ET. The call will be broadcast live over the Internet, which may be accessed by visiting the Company’s site at www.tarragoncorp.com. Participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 7 days, through midnight March 22, 2006.
About Tarragon Corporation
     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com

Forward-looking Statements
Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR-E
TABLES FOLLOW

TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
YEAR ENDED DECEMBER 31, 2005
(Dollars in thousands, except per share data)
(Unaudited)

	For the Years Ended
	December 31,
	2005	2004	2003

Revenue	$571,934	$282,864	$105,186

Expenses	467,651	243,386	101,590

Other income and expenses:
Equity in income loss of partnerships and joint ventures	97,295	21,530	22,476
Minority interests in income of consolidated partnerships and joint ventures	(2,564)	(3,818)	(2,590)
Interest income	995	728	1,605
Interest expense	(27,801)	(19,373)	(17,883)
Gain on sale of real estate	3,808	378	1,223
Gain (loss) on disposition of other assets	(300)	2,075	—
Loss on early extinguishment of debt	(9,354)	—	—
Litigation, settlements, and other claims	(1,214)	(250)	60

Income from continuing operations before income taxes	165,148	40,748	8,487
Income tax expense	(62,839)	(7,400)	—

Income from continuing operations	102,309	33,348	8,487
Discontinued operations, net of income taxes:
Income (loss) from operations	1,773	410	(411)
Gain on sale of real estate	41,709	10,950	23,118

Net income	145,791	44,708	31,194
Dividends on cumulative preferred stock	(899)	(904)	(785)

Net income allocable to common stockholders	$144,892	$43,804	$30,409

Earnings per common share — basic
Income from continuing operations allocable to common stockholders	$3.93	$1.44	$0.35
Discontinued operations	1.68	0.50	1.03

Net income allocable to common stockholders	$5.61	$1.94	$1.38

Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$3.36	$1.23	$0.31
Discontinued operations	1.35	0.42	0.89

Net income allocable to common stockholders	$4.71	$1.65	$1.20

	Homebuilding Division
	Operating Statements
	For the Years Ended
	December 31,

	2005		2004		2003

Homebuilding sales	$735,528	100%	$315,496	100%	$298,571	100%
Cost of homebuilding sales	(555,858)	(76%)	(240,960)	(76%)	(246,309)	(82%)

Gross profit on homebuilding sales	179,670	24%	74,536	24%	52,262	18%

Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(2,093)	—	(2,822)	(1%)	(409)	—
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(34,436)	(5%)	(14,664)	(5%)	(3,887)	(1%)
Outside partners’ interests in intercompany sales of unconsolidated partnerships and joint ventures	—	—	—	—	(3,988)	(1%)
Overhead costs associated with investment in joint ventures	(1,404)	—	—	—	—	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(2,757)	—	—	—	—	—
Additional costs attributable to profits recognized by the investment division on intercompany sales	(2,363)	—	(6,701)	(2%)	(5,640)	(2%)

	136,617	19%	50,349	16%	38,338	14%

Other income and expenses:
Net income (loss) from rental operations	794	—	(2,027)	(1%)	(6,069)	(2%)
Mortgage banking net income	457	—	—	—	—	—
General and administrative expenses	(16,229)	(2%)	(14,341)	(5%)	(11,500)	(4%)
Other corporate items	550	—	1,289	—	1,896	1%
Prepayment penalty on early retirement of debt in connection with condominium conversion	—	—	—	—	(3,117)	(1%)
Impairment charges	—	—	(733)	—	(313)	—
Gain on sale of real estate or disposition of other assets	1,979	—	2,048	1%	—	—
Provision for loss contingency	(1,000)	—	—	—	—	—

Income before taxes	$123,168	17%	$36,585	11%	$19,235	8%

Reconciliation of total homebuilding sales revenue for Homebuilding Division to consolidated homebuilding sales revenue:

Total homebuilding sales revenue	$735,528		$315,496		$298,571
Less: homebuilding sales revenue of unconsolidated partnerships and joint ventures	(230,806)		(95,031)		(97,583)
Less: intercompany sales	—		—		(144,709)

Consolidated homebuilding sales revenue	$504,722		$220,465		$56,279